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                                  EXHIBIT 99.1

                                  Press Release







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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                             MARCH 13, 2001

                      ROYAL BANK OF PENNSYLVANIA TO ACQUIRE
                 THE ASSETS, LOANS AND DEPOSITS OF CRUSADER BANK

(Narberth, Pennsylvania) Joseph P. Campbell, President and CEO of Royal Bank of Pennsylvania announced the signing of an agreement providing for Royal Bank to acquire the assets, loans and assume the deposits of Crusader Bank, of Philadelphia, Pennsylvania, a wholly owned subsidiary of Crusader Holding Corporation (NASDAQ: CRSB). Campbell said, "Crusader has had significant growth and extraordinary earnings since it has been a public company, and I am enthusiastic about the acquisition". The value of the transaction is based on net book value per share of the Crusader Holding Corporation as adjusted through closing and is expected to be accretive to Royal's earnings immediately upon completion.

As a result of the approximate $400 Million Dollar asset acquisition, Royal will become one of the largest locally headquartered commercial banks in the area having more than doubled in asset size since mid 1999 when Campbell was named President and CEO. Total Assets will exceed $1 Billion Dollars with a network of 15 branches in Philadelphia, Montgomery, Delaware, Chester and Berks counties.

Daniel M. Tabas, Chairman of Royal Bancshares of Pennsylvania said, "this acquisition will enhance Royal's long term shareholder value by expanding and enhancing the bank's franchise". Bruce A. Levy, President of Crusader stated, "Our Board of Directors believes this transaction is in the best interest of our shareholders, customers and employees".

Upon completion of the acquisition, which is expected prior to July 31, former Crusader Bank customers will be able to take advantage of all products, services and branches offered by Royal Bank of Pennsylvania, including the branch in Northeast Philadelphia at Castor Avenue.

Royal Bank of Pennsylvania specializes in business loans and is a Certified and Preferred Small Business Administration (SBA) lender in Southeastern Pennsylvania and Wilmington, Delaware. Royal Bancshares of Pennsylvania (NASDAQ:
RBPAA) is the parent company of Royal Bank of Pennsylvania.

The foregoing transaction is subject to regulatory approval and the approval of Crusader shareholders. Crusader will prepare and file with the Securities and Exchange Commission and mail to its shareholders a proxy statement describing the transaction, which will contain important information. Shareholders are advised to read the proxy statement, which will be available from Crusader and from the Securities and Exchange Commission at no charge.

         FOR INFORMATION CONTACT: Office of the President
                                  610-668-4700